                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-13534


                   Supplement to Prospectus Dated June 1, 2001


                                           Dated: July 1, 2004


                                STATE OF ISRAEL
                  FOURTH LIBOR FLOATING RATE ISSUE DOLLAR BONDS

Initial Interest Rate for the Bonds purchased during July 2004 is 2.75%. This interest rate was calculated as follows:

Applicable LIBOR     +     Number of basis points            =      Initial Rate
For July 2004                                                       set by State
                                                                    of Israel

                           at beginning of this monthly
                           sales period

2.00%                +     75 Basis Points                   =     2.75%

Applicable LIBOR is then adjusted September 1, December 1, March 1 and June 1

Bonds purchased in August 2004 will receive the rate and spread in effect for that sales period.

Effective as of April 26, 2002, IRAs (including Roth IRAs) may purchase the Fourth LIBOR Floating Rate Issue Dollar Bonds offered under this prospectus in subscriptions of $3,000 or $3,500 and may buy subsequent bonds in minimum denominations of $2,500. Individuals who have purchased at least one bond for a minimum of $5,000 (or $3,000 or $3,500 in the case of an IRA) during the twelve-month period immediately preceding the additional purchase may purchase additional bonds in minimum denominations of $2,500. Additional bonds must be registered in the same name as the bonds satisfying the minimum purchase requirement.

This prospectus is also available in electronic format on the Internet web site maintained by the Development Corporation for Israel (DCI) at www.israelbonds.com. Effective as of September 1, 2002, Customer Information Forms and Investment Forms are also available to print from the DCI web site. Customer Information Forms and Investment Forms must be printed, completed and returned to DCI, and may not be submitted electronically. Other than this prospectus in electronic format, any information on the web site relating to this offering is not part of this prospectus and has not been approved or endorsed by Israel or DCI and should not be relied upon by investors.